UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Bluegreen Vacations Corporation

(Name of Registrant as Specified In Its Charter)

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Bluegreen Vacations Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

October 23, 2020

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Bluegreen Vacations Corporation, which will be held on November 18, 2020 at 10:00 a.m., Eastern time, for the purposes described in the attached Notice of Meeting and Proxy Statement.

In light of public health concerns regarding the Coronavirus (COVID-19) outbreak, the Annual Meeting will be held in a virtual format only, via webcast at www.virtualshareholdermeeting.com/BXG2020. While there will not be a physical meeting location and shareholders will not be able to attend the Annual Meeting in person, shareholders may attend the Annual Meeting virtually via the Internet. In order to attend the virtual meeting, please email BXG@laurelhill.com prior to 11:59 p.m., Eastern time on November 9, 2020 to request a control number. You will be required to enter your control number in order to access the virtual Annual Meeting and, if you are a shareholder of record or have a valid proxy to vote your shares, vote online. If you attend the virtual Annual Meeting, you will be able to submit questions on the meeting site. Shareholders who hold their shares in “street name” through a broker, bank or other nominee may, instead of requesting a control number by email, use the control number set forth on the voting instruction form received from their broker, bank or other nominee in order to access the meeting.

Whether or not you plan to attend the virtual Annual Meeting, we encourage you to promptly vote your shares by completing, signing, dating and returning your proxy card or, if your shares are held in “street name,” your voting instruction form. This way, your shares will be voted as you direct even if you cannot attend the virtual Annual Meeting.

On behalf of your Board of Directors and our employees, I would like to express our appreciation for your continued support.

Sincerely,

Alan B. Levan
Chairman, Chief Executive Officer and President

Bluegreen Vacations Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on November 18, 2020

Notice is hereby given that the Annual Meeting of Shareholders of Bluegreen Vacations Corporation (the “Company”) will be held on November 18, 2020, commencing at 10:00 a.m., Eastern time, for the following purposes:

1.         To elect thirteen directors to the Company’s Board of Directors to serve until the Company’s 2021 Annual Meeting of Shareholders.

2.         To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The election of directors and other information relating to the Annual Meeting is more fully described in the Proxy Statement that forms a part of this Notice of Meeting.

In light of public health concerns regarding the Coronavirus (COVID-19) outbreak, the Annual Meeting will be held in a virtual format only, via webcast at www.virtualshareholdermeeting.com/BXG2020. While there will not be a physical meeting location and shareholders will not be able to attend the Annual Meeting in person, shareholders may attend the Annual Meeting virtually via the Internet. In order to attend the virtual meeting, please email BXG@laurelhill.com prior to 11:59 p.m., Eastern time on November 9, 2020 to request a control number. You will be required to enter your control number in order to access the virtual Annual Meeting and, if you are a shareholder of record or have a valid proxy to vote your shares, vote online. If you attend the virtual Annual Meeting, you will be able to submit questions on the meeting site. Shareholders who hold their shares in “street name” through a broker, bank or other nominee may, instead of requesting a control number by email, use the control number set forth on the voting instruction form received from their broker, bank or other nominee in order to access the meeting.

Only record holders of the Company’s common stock at the close of business on October 19, 2020 are entitled to notice of, and to vote at, the Annual Meeting.

Sincerely,

Alan B. Levan
Chairman, Chief Executive Officer and President

Boca Raton, Florida

October 23, 2020

IMPORTANT: EVEN IF YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, YOU ARE ENCOURAGED TO VOTE YOUR SHARES BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD OR, IF YOUR SHARES ARE HELD IN “STREET NAME,” YOUR VOTING INSTRUCTION FORM. This way, your shares will be voted as you direct even if you cannot attend the virtual Annual Meeting. NO POSTAGE IS REQUIRED FOR THE PROXY CARD IF MAILED IN THE UNITED STATES USING THE ENCLOSED ENVELOPE.

Bluegreen Vacations Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

PROXY STATEMENT

The Board of Directors of Bluegreen Vacations Corporation (the “Company”) is soliciting proxies to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on November 18, 2020 at 10:00 a.m., Eastern time, and at any and all postponements or adjournments of the Annual Meeting, for the purposes set forth in the accompanying Notice of Meeting. As described in further detail below, in light of public health concerns regarding the Coronavirus (COVID-19) outbreak, the Annual Meeting will be held in a virtual format only, via webcast, with no physical in-person meeting.

This Proxy Statement and the accompanying Notice of Meeting and proxy card are first being mailed to shareholders on or about October 23, 2020.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will be asked to consider and vote upon the election of thirteen directors to the Company’s Board of Directors, each for a term expiring at the Company’s 2021 Annual Meeting of Shareholders. In addition, although the Board of Directors is not aware of any other matters to be presented at the Annual Meeting, if any other matters are properly brought before the Annual Meeting, shareholders will be asked to consider and vote upon such matters. Also, management will report on the Company’s business and performance and to respond to appropriate questions from shareholders, as described in further detail below.

Why is the Annual Meeting being held in virtual format only?

In light of public health concerns regarding the coronavirus (COVID-19) outbreak and with a view towards the health and well-being of the Company’s shareholders and providing access to the Company’s shareholders regardless of geographic location, the Annual Meeting will only be conducted in virtual format live via webcast. While there will not be a physical, in-person meeting for you to attend, the format of the virtual Annual Meeting has been designed in an attempt to provide shareholders the rights and opportunities to participate in the meeting, including the right to vote and the ability to ask questions through the virtual meeting platform.

How can I attend the Annual Meeting?

In order to attend the virtual meeting, please email BXG@laurelhill.com prior to 11:59 p.m., Eastern time, on November 9, 2020 to request a control number. You will be required to enter your control number in order to access the virtual Annual Meeting and, if you are a shareholder of record or have a valid proxy to vote your shares, vote online. If you attend the virtual Annual Meeting, you will be able to submit questions on the meeting site. Shareholders who hold their shares in “street name” through a broker, bank or other nominee may, instead of requesting a control number by email, use the control number set forth on the voting instruction form received from their broker, bank or other nominee in order to access the meeting.

We recommend that you log on to the virtual meeting site: www.virtualshareholdermeeting.com/BXG2020 beginning 15 minutes prior to the start of the meeting. As described above, in order to access the meeting, you will need to use the control number emailed to you following your request or, for “street name” holders, the control number set forth on the voting instruction form.

How do I submit questions for the Annual Meeting?

If you attend the virtual Annual Meeting, you will be able to submit questions for the meeting by using the dialogue box on the meeting site. Any questions must be confined to the specific matters to be considered at the Annual Meeting or otherwise relate to the business or performance of the Company. The question and answer session will follow the formal portion of the Annual Meeting and will be subject to time constraints. Questions may be grouped by topic, and substantially similar questions may be grouped and answered once.

Who is entitled to vote at the meeting?

Record holders of the Company’s common stock as of the close of business on October 19, 2020 (the “Record Date”) may vote at the Annual Meeting. As of the close of business on the Record Date, 72,484,293 shares of the Company’s common stock were outstanding and, thus, will be eligible to vote at the Annual Meeting.

What are the voting rights of the shareholders?

Each record holder of the Company’s common stock at the close of business on the Record Date is entitled to cast one vote per share on each matter presented at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, virtually in person or by proxy, of the holders of a majority of the shares of the Company’s common stock issued and outstanding as of the close of business on the Record Date will constitute a quorum, permitting the transaction of business at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, the Company’s stock transfer agent (“AST”), you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares but not the shareholder of record, and your shares are held in “street name.”

How do I vote my shares?

Record shareholders. If you are a shareholder of record, you can give a proxy to be voted at the Annual Meeting by mailing the enclosed proxy card. Shareholders of record may also attend the virtual Annual Meeting (as described above) and vote their shares electronically during the virtual Annual Meeting up until the closing of the polls. Even if you plan to attend the virtual Annual Meeting, you are encouraged to vote in advance by signing, dating and returning the enclosed proxy so that your vote will be counted if you later decide not to, or are otherwise unable to, attend the virtual Annual Meeting. Please ensure you leave enough time for your proxy card to be mailed and received.

“Street name” holders. If you hold your shares in “street name,” you will receive instructions from your broker, bank or other nominee as to how to vote your shares or submit instructions to vote your shares. You should instruct your broker, bank or other nominee how to vote your shares by following the directions provided by your broker, bank or other nominee. If you return your voting instruction form by mail, please ensure you leave enough time for your voting instruction form to be received by the deadline provided by your broker, bank or other nominee. If you are a “street name” holder, you may vote the shares beneficially held by you through your broker, bank or other nominee electronically at the virtual Annual Meeting only if you attend the virtual Annual Meeting (as described above) and obtain a legal proxy from your broker, bank or other nominee giving you the legal right to vote the shares at the virtual Annual Meeting.

What are my choices when voting?

You may vote for all of the director nominees, or your vote may be withheld with respect to one or more of the director nominees. The proposal related to the election of directors is described in this Proxy Statement beginning on page 9.

What is the Board’s voting recommendation?

The Company’s Board of Directors recommends that you vote your shares FOR ALL of the director nominees.

What if I do not specify on my proxy card how I want my shares voted?

If you execute and mail in your proxy card but do not specify on your proxy card how you want to vote your shares, your shares will be voted FOR ALL of the director nominees. In addition, although the Board of Directors is not aware of any other matters to be presented at the Annual Meeting, if any other matters are properly brought before the Annual Meeting, the individuals named in the enclosed proxy card (or their substitutes if they are unavailable) will vote the proxies in accordance with their judgment on those matters.

Can I change my vote or revoke my proxy?

Yes. You can change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. If you are the record owner of your shares, you can revoke your proxy by sending a signed written notice to the Company’s Secretary stating that you would like to revoke your proxy. Record holders can change their vote by submitting a new valid proxy bearing a later date or by attending and voting their shares electronically at the virtual Annual Meeting as described above. See “How do I vote my shares? – Record Shareholders.” However, attendance at the virtual Annual Meeting will not, in and of itself, constitute revocation of a previously executed proxy.

If you are not the record owner of your shares and your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change your vote.

What vote is required for a director nominee to be elected?

The Company’s directors are elected by plurality vote, meaning that the thirteen director nominees receiving the greatest number of votes for election will be elected. A properly executed proxy marked to withhold a vote with respect to the election of one or more director nominees will not be voted with respect to the nominee or nominees indicated, although it will be counted for purposes of determining whether or not a quorum exists.

If my shares are held in street name, will my broker, bank or other nominee vote my shares for me?

No. If you hold your shares in “street name” through a broker, bank or other nominee, whether your broker, bank or other nominee may vote your shares in its discretion depends on the proposals before the Annual Meeting. The Company’s common stock is listed for trading on the New York Stock Exchange (the “NYSE”). Under the rules of the NYSE, if you do not provide your broker, bank or other nominee with voting instructions with respect to your shares, your broker, bank or other nominee may vote your shares in its discretion only on “routine matters.” The election of directors is not considered a “routine matter” under the rules of the NYSE. Accordingly, your broker, bank or other nominee will not have discretion to vote your shares at the Annual Meeting if you do not provide voting instructions.

What are broker non-votes?

When a broker, bank or other nominee has discretion to vote on one or more proposals at a meeting, or a “routine matter,” but does not have discretion to vote on other matters at the meeting, or “non-routine matters,” the broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on the “non-routine matters” with respect to shares held for beneficial owners which did not provide voting instructions with respect to the “non-routine matters.” This is generally referred to as a “broker non-vote.” Because brokers, banks and other nominees will not have discretion to vote on any items of business at the Annual Meeting if they have not received voting instructions from their clients, there will not be broker non-votes on any matter presented at the Annual Meeting.

Are there any other matters to be acted upon at the Annual Meeting?

The Company does not know of any other matters to be presented or acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

CORPORATE GOVERNANCE

Pursuant to the Company’s Bylaws and Florida law, the Company’s business and affairs are managed under the direction of the Company’s Board of Directors. Directors are kept informed of the Company’s business through discussions with management, including the Company’s Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Determination of Director Independence

The Company’s Board of Directors has determined that James R. Allmand, III, Norman H. Becker, Lawrence A. Cirillo, Darwin Dornbush, Joel Levy, Mark A. Nerenhausen, William R. Nicholson, Arnold Sevell and Orlando Sharpe, who together comprise a majority of the Board, are independent under applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing standards of the NYSE. The Board made its independence determinations based on a review of transactions and relationships between each director or his affiliates, on the one hand, and members of the Company’s senior management or their affiliates, on the other hand, as well as transactions and relationships between each director or any member of his immediate family, on the one hand, and the Company and its subsidiaries and affiliates, including Bluegreen Vacations Holding Corporation (formerly BBX Capital Corporation) (“BVH”) and BBX Capital, Inc. (“New BBX Capital”), on the other hand. BVH currently owns approximately 93% of the Company’s issued and outstanding common stock. As described in further detail below, New BBX Capital is a former wholly-owned subsidiary of BVH that was spun-off by BVH during September 2020. See “Certain Relationships and Related Transactions” below for additional information regarding relationships and transactions between the Company and its affiliates, on the one hand, and each of BVH and New BBX Capital and their respective affiliates, on the other hand.

To assist the Board in making its independence determinations, the Board adopted the following categorical standards of relationships that, in the Board’s opinion, do not constitute material relationships that impair a director’s independence: (i) serving on third party boards of directors with other members of the Board; (ii) payments or charitable gifts by the Company to entities with which a director is an executive officer or employee where such payments do not exceed the greater of $1 million annually or 2% of such entity’s consolidated gross revenues for the applicable year; and (iii) investments by directors in common with each other or the Company. Accordingly, service on the Board of Directors of BVH and New BBX Capital does not, in and of itself, constitute a material relationship that would impair director independence. Independent directors Cirillo, Dornbush, Levy and Nicholson serve on BVH’s Board of Directors and its committees. In addition, independent director Becker served on BVH’s Board of Directors until he resigned as a director of BVH and became a director of New BBX Capital in connection with BVH’s spin-off of New BBX Capital during September 2020.

In making its independence determinations, the Board also discussed and considered that from time to time entities affiliated with Mr. Sharpe provide certain real estate-related services to BVH and that, for 2019 and 2018, those entities received approximately $3,000 and $11,000, respectively, from BVH in consideration for such services. The Board determined that this relationship did not constitute a material relationship that would impair Mr. Sharpe’s independence.

Director Appointments following BVH’s Spin-Off of New BBX Capital

On September 30, 2020, BVH completed its spin-off of New BBX Capital. The spin-off resulted in BVH becoming solely a holding company for the Company as New BBX Capital, which became a separate, public company in connection with the spin-off, holds all of BVH’s historical businesses and investments other than BVH’s investment in the Company. In connection with the spin-off, Lawrence A. Cirillo, a director of the Company, was appointed to BVH’s Board of Directors, effective September 30, 2020. In addition, on October 21, 2020, the size of the Company’s Board of Directors was increased to thirteen directors and Darwin Dornbush, Joel Levy and William R. Nicholson, each of whom is a director of BVH, were appointed to the Company’s Board of Directors. As described in further detail below, in connection with their appointment to the Company’s Board of Directors, Mr. Levy was appointed to the Company’s Audit Committee as its Chairman, and Messrs. Dornbush and Nicholson were appointed to both the Company’s Audit Committee and Compensation Committee.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors has established Audit, Compensation and Nominating/Corporate Governance Committees. The Board has adopted a written charter for each of these committees and Corporate Governance Guidelines that address the make-up and functioning of the Board. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers and employees. The committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics are posted in the “Investor Relations” section of the Company’s website at www.bluegreenvacations.com, and each is available in print, without charge, to shareholders.

The Board met twelve times during 2019. Each then-serving member of the Board of Directors attended at least 75% of the total number of meetings of the Board and committees on which he served during 2019. The Company has no formal policy requiring directors to attend the Company’s annual meeting of shareholders. All of the Company’s eleven then-serving directors attended the Company’s 2019 Annual Meeting of Shareholders.

The Audit Committee

During 2019, the Audit Committee was comprised of Norman H. Becker, Chairman, Lawrence A. Cirillo and Arnold Sevell. The Audit Committee met six times during 2019.

In connection with the previously-described appointment of Darwin Dornbush, Joel Levy and William R. Nicholson to the Company’s Board of Directors on October 21, 2020, the composition of the Audit Committee was reconstituted such that the Audit Committee is now comprised of Mr. Levy, as Chairman, and Messrs. Becker, Cirillo, Dornbush, Nicholson and Sevell.

The Board has determined that each member of the Audit Committee is “financially literate” and “independent” within the meaning of applicable SEC rules and regulations and the listing standards of the NYSE, including the additional independence requirements applicable to audit committee members under the listing standards of the NYSE. The Board also determined that Messrs. Levy and Becker are qualified as “audit committee financial experts,” as defined under Item 407 of Regulation S-K promulgated by the SEC.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditor. Additionally, the Audit Committee assists the Board in oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications, performance and independence of the Company’s independent auditor; and (iv) the performance of the Company’s internal audit function. In connection with these oversight functions, the Audit Committee receives reports from, and meets with, the Company’s internal audit group, management and independent auditor. The Audit Committee receives information concerning the Company’s internal control over financial reporting and any deficiencies in such control and has adopted a complaint monitoring procedure that enables confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters. The Audit Committee is also responsible for reviewing and, if it determines to be advisable, approving related party transactions involving the Company and its directors or executive officers, or their immediate family members, which present issues regarding financial or accounting matters.

The Compensation Committee

During 2019, the Compensation Committee was comprised of Arnold Sevell, Chairman, James R. Allmand, III and Norman H. Becker. The Compensation Committee met five times during 2019.

As previously described, in connection with their appointment to the Company’s Board of Directors on October 21, 2020, Darwin Dornbush and William R. Nicholson were also appointed to the Company’s Compensation Committee. Accordingly, the Compensation Committee is now comprised of Mr. Sevell, as Chairman, and Mesrs. Allmand, Becker, Dornbush and Nicholson.

The Board has determined that each member of the Compensation Committee is “independent” under the listing standards of the NYSE, including the additional independence requirements applicable to compensation committee members thereunder.

The Compensation Committee provides assistance to the Board in fulfilling its responsibilities relating to the compensation of the Company’s executive officers. It reviews and determines the compensation of the Company’s executive officers, including the Chief Executive Officer. The Compensation Committee also administers the Company’s cash incentive plans.

Pursuant to its charter, the Compensation Committee has the authority to retain consultants to assist the Compensation Committee in its evaluation of executive compensation, as well as the authority to approve any such consultant’s fees and retention terms. No such consultants were engaged in 2019.

The Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is comprised of James R. Allmand, III, Chairman, Lawrence A. Cirillo and Arnold Sevell. The Board has determined that each member of the Nominating/Corporate Governance Committee is “independent” under the listing standards of the NYSE. The Nominating/Corporate Governance Committee met two times during 2019.

The Nominating/Corporate Governance Committee is responsible for: (i) assisting the Board in identifying individuals qualified to become directors; (ii) making recommendations of candidates for directorships; (iii) developing and recommending to the Board a set of corporate governance principles for the Company; (iv) overseeing the evaluation of the Board and management; (v) overseeing the selection, composition and evaluation of Board committees; and (vi) overseeing the management continuity and succession planning process. In addition, the Nominating/Corporate Governance Committee is responsible for reviewing and, if it determines to be advisable, approving related party transactions involving the Company and its directors or executive officers, or their immediate family members, other than those presenting issues regarding financial or accounting matters, the review and approval of which has been delegated to the Audit Committee.

The Nominating/Corporate Governance Committee reviews, following the end of the Company’s fiscal year, the composition of the Board of Directors and the ability of its current members to continue effectively as directors for the upcoming fiscal year. In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the Nominating/Corporate Governance Committee will re-nominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If the Nominating/Corporate Governance Committee thinks it is in the Company’s best interest to nominate a new individual for director, or fill a vacancy on the Board which may exist from time to time, the Nominating/Corporate Governance Committee will seek out potential candidates for Board appointments who meet the criteria for selection as a nominee and have the specific qualities or skills being sought as follows. Generally, the Nominating/Corporate Governance Committee will identify candidates for directorships through the business and other organization networks of the directors and management. Candidates for director will be selected on the basis of the contributions the Nominating/Corporate Governance Committee believes that those candidates can make to the Board and to management and on such other qualifications and factors as the Nominating/Corporate Governance Committee considers appropriate. Board candidates should have a reputation for honesty and integrity, strength of character, mature judgment and experience in positions with a high degree of responsibility. In addition to reviewing a candidate’s background and accomplishments, candidates for director are reviewed in the context of the current composition of the Board and the evolving needs of the Company. While the Board does not have a formal diversity policy and the Nominating/Corporate Governance Committee does not follow any ratio or formula with respect to diversity in order to determine the appropriate composition of the Board, the Board prefers a mix of background and experience among its members. Accordingly, pursuant to the Company’s Corporate Governance Guidelines, the Nominating/Corporate Governance Committee, when assessing potential new directors, may seek individuals from diverse professional backgrounds who provide a broad range of skills, experience and expertise relevant to the Company’s business. The goal of this process is to assemble a group of Board members with deep, varied experience, sound judgment, and commitment to the Company’s success. The Company also requires that its Board members be able to dedicate the time and resources sufficient to allow for the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings. If the Nominating/Corporate Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend the candidate’s election to the full Board. In connection with BVH’s spin-off of New BBX Capital, the Nominating/Corporate Governance Committee recommended the appointment of Messrs. Dornbush, Levy and Nicholson to the Company’s Board of Directors during October 2020. The Nominating/Corporate Governance Committee has also recommended the nomination of all of the Company’s thirteen current directors for re-election at the Annual Meeting.

Under the Company’s Fourth Amended and Restated Bylaws (the “Bylaws”), nominations for directors may be made only by or at the direction of the Board of Directors, or by a shareholder entitled to vote who delivers written notice (along with certain additional information specified in the Company’s Bylaws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. However, if the date of the Company’s annual meeting of shareholders changes by more than 30 days from the date of the preceding year’s annual meeting of shareholders, written notice of a director nomination must be received by the Company within ten days after the Company first mails notice of or publicly discloses the date of the annual meeting of shareholders. For the Company’s 2021 Annual Meeting of Shareholders, the Company must receive shareholder notice of a director nomination (i) between July 21, 2021 and August 20, 2021 or (ii) if the Company’s 2021 Annual Meeting of Shareholders is held more than 30 days before or after November 18, 2021, within ten days after the Company first mails notice of or publicly discloses the date of the meeting.

Leadership Structure

The business of the Company is managed under the direction of the Board, which is elected by the Company’s shareholders, subject to the right of the Board to appoint directors to fill vacancies on the Board which may exist from time to time, including due to an increase in the size of the Board or due to director resignations. The fundamental responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director believes to be the best interests of the Company and its shareholders. While the Company has in the past, including in 2019, separated the Chairman and Chief Executive Officer positions, the Board’s leadership structure currently includes a combined position of Chairman and Chief Executive Officer. The Company believes that the combination of these two positions is an appropriate and suitable structure for the Board’s function and efficiency, as the Chairman and Chief Executive Officer serves as the direct link between senior management and the Board. Alan B. Levan has served as the Company’s Chairman, Chief Executive Officer and President since January 2020.

Risk Oversight

The Board is responsible for overseeing management and the business and affairs of the Company, which includes the oversight of risk. In exercising its oversight, the Board has allocated some areas of focus to its committees and has retained other areas of focus for itself. Pursuant to its charter, the Audit Committee is responsible for efforts designed to assure that the Board is provided the information and resources to assess management’s handling of the Company’s approach to risk management. The Audit Committee also has oversight responsibility for the Company’s financial risk (such as accounting, finance, internal control and tax strategy), and the Audit Committee or the full Board receives and reviews, as appropriate, the reports of the Company’s internal audit group regarding the results of its annual Company-wide risk assessment and internal audit plan. Reports of all internal audits are provided to the Audit Committee. The Compensation Committee oversees compliance with the Company’s executive compensation plans and related laws and policies. The Nominating/Corporate Governance Committee oversees compliance with governance-related laws and policies, including the Company’s Corporate Governance Guidelines. The Board as a whole has responsibility for overseeing management’s handling of the Company’s strategic and operational risks. Throughout the year, senior management reports to the Board on the risks that management believes may be material to the Company, including those disclosed in the Company’s reports filed with the SEC. The goal of these processes is to achieve serious and thoughtful Board-level attention to the nature of the material risks faced by the Company and the adequacy of the Company’s risk management processes and systems. While the Board recognizes that the risks which the Company faces are not static, and that it is not possible to identify or mitigate all risk and uncertainty all of the time, the Board believes that the Company’s approach to managing its risks provides the Board with a foundation and oversight perspective with respect to management of the material risks facing the Company.

Executive Sessions of Non-Management Directors

During 2019, the Company’s non-management directors met once in an executive session of the Board in which management directors and other members of management did not participate. Arnold Sevell was the presiding director for the executive session. The non-management directors have scheduled meetings to be held at least annually, and they may schedule additional meetings without management present as they determine.

Communications with the Board of Directors and Non-Management Directors

Interested parties who wish to communicate with the Board of Directors, any individual director or the non-management directors as a group can write to the Company’s Secretary at the Company’s principal executive offices at 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431. If the person submitting the letter is a shareholder, the letter should include a statement indicating such. Depending on the subject matter, the Company will:

●	forward the letter to the director or directors to whom it is addressed;

●	attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information; or

●	not forward the letter if it is primarily commercial in nature or if it is determined to relate to an improper or irrelevant topic.

A member of management will, at each meeting of the Board, present a summary of all letters received since the last meeting that were not forwarded to the Board and will make those letters available to the Board upon request.

Code of Ethics

The Company has a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted in the “Investor Relations” section of the Company’s website at www.bluegreenvacations.com. The Company will post amendments to, or waivers from, the Code of Business Conduct and Ethics applicable to the Company’s principal executive officer, principal financial officer or principal accounting officer on its website.

Compensation Committee Interlocks and Insider Participation

None of the members of the Company’s Compensation Committee are current or former officers or employees of the Company or any of its subsidiaries. In addition, there are no interlocking or other relationships or transactions involving the members of the Company’s Compensation Committee required to be disclosed under Item 407(e)(4) of Regulation S-K promulgated by the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of the copies of the forms furnished to the Company and written representations that no other reports were required, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to its officers, directors and greater than 10% beneficial owners were complied with on a timely basis during the year ended December 31, 2019.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board of Directors shall consist of no less than five or more than fifteen directors, and for each director to serve for a term expiring at the Company’s next annual meeting of shareholders. The specific number of directors is set from time to time by resolution of the Board. The Board of Directors currently consists of thirteen directors.

All thirteen of the Company’s current directors have been nominated for election at the Annual Meeting to serve for a term expiring at the Company’s 2021 Annual Meeting of Shareholders. Each of the director nominees was recommended for election by the Nominating/Corporate Governance Committee and has consented to serve for his term. If any director nominee should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Except as otherwise indicated, no director nominee has had any change in principal occupation or employment during the past five years.

Directors Standing for Election

ALAN B. LEVAN	Director since 2002

Alan B. Levan, age 76, was appointed to serve as the Company’s Chief Executive Officer and President effective January 1, 2020. He has also served as Chairman of the Company’s Board of Directors since May 2017 and from May 2002 to December 2015. His service as Chairman was in a non-executive capacity prior to his appointment as Chief Executive Officer and President. In addition, from May 2015 until May 2017, he served the Company in a non-executive capacity. Mr. Levan formed the I.R.E. Group (predecessor to BVH) in 1972. He served as Chairman, Chief Executive Officer and President of BVH from 1978 until December 2015 and as its Chairman and Chief Executive Officer since February 2017. He has also served as President of BVH since the completion of its spin-off of New BBX Capital on September 30, 2020, and as Chairman of New BBX Capital since its conversion into a Florida corporation in connection with the spin-off during September 2020. In addition, Mr. Levan served as Chairman of BankAtlantic from 1987 until July 2012 when BankAtlantic was sold to BB&T Corporation (“BB&T”). Mr. Levan also served as a director of Benihana Inc. (“Benihana”) until August 2012. He is the Chairman of the BBX Capital Foundation, a Trustee of Nova Southeastern University, Chairman of Nova Southeastern University’s Finance Committee, Co-Founder and Co-Chairman of the Nova Southeastern University Susie and Alan B. Levan Ambassadors Board, and a director of the Broward Workshop. Mr. Levan is the father of Jarett S. Levan, a director of the Company. The Company’s Board of Directors believes that Mr. Levan’s proven leadership skills enhance the Board and the Company and that his long history of service with the Company and its affiliates provides the Board with critical insight regarding the business and prospects of the Company.

JOHN E. ABDO	Director since 2002

John E. Abdo, age 77, has served as Vice Chairman of the Company since 2002. His service as Vice Chairman was in a non-executive capacity until October 1, 2020, when he became executive Vice Chairman. In addition, from December 2015 to May 2017, Mr. Abdo served as non-executive Acting Chairman of the Company’s Board of Directors. Mr. Abdo has also served as Vice Chairman of BVH since 1993 and as Vice Chairman of New BBX Capital since its conversion into a Florida corporation in connection with BVH’s spin-off of New BBX Capital during September 2020. In addition, he served as Vice Chairman of BankAtlantic from 1987 until the completion of the sale of BankAtlantic to BB&T during July 2012. Mr. Abdo is President of Abdo Companies, Inc. and a member of the Board of Directors and certain committees, including the Finance Committee, of the Performing Arts Center Authority. Additionally, Mr. Abdo is the former 20-year President, and current member of the Investment Committee of the Broward Performing Arts Foundation. He also served as the Vice Chairman of the Board of Directors of Benihana until August 2012. The Company’s Board of Directors believes that it benefits from the contributions that Mr. Abdo makes, and the perspective that he adds, to the Board, many of which are the result of his knowledge of the Company’s business and affairs based on his service as Vice Chairman, and his experience and knowledge regarding the real estate sector generally.

JAMES R. ALLMAND, III	Director since 2011

James R. Allmand, III, age 72, has over thirty years of resort real estate and hospitality operations management experience in luxury resort hotels, marinas and master planned residential real estate, including over twenty-five years of regional multi-property responsibilities in Florida. Since 2008, he has served as Senior Vice President - Resort Operations and Real Estate of Global Resort Development, Inc., an international resort development consulting company. Prior to that time, he served as General Manager of, and provided consulting services to, Sandals Grande Antigua Resort & Spa from 2007 to 2008, and he was Director of Advisory Services of IAG Florida Inc., a commercial, residential and hospitality development oriented company, from 2004 to 2007, and General Manager and Vice President of Hyatt Regency Pier Sixty-Six in Fort Lauderdale, Florida from 1993 to 2004. The Company’s Board of Directors believes that Mr. Allmand provides valuable insight and contributions to the Board as a result of his extensive experience in the real estate and hospitality industries.

NORMAN H. BECKER	Director since 2003

Norman H. Becker, age 82, is, and has been for more than ten years, self-employed as a Certified Public Accountant. Mr. Becker was also the Chief Financial Officer and Treasurer of Proguard Acquisition Corp., as well as a member of its Board of Directors, until 2012. He was previously a partner with Touche Ross & Co., the predecessor of Deloitte & Touche LLP, for more than ten years. Mr. Becker served as a director of BVH from 2013 until September 2020 when he resigned from BVH’s Board and became a director of New BBX Capital in connection with BVH’s spin-off of New BBX Capital. He also served as a director of Benihana until August 2012. The Company’s Board of Directors believes that Mr. Becker provides valuable insight to the Board based on his business, financial and accounting expertise, and that his accounting and financial knowledge make him a valuable member of the Audit Committee.

LAWRENCE A. CIRILLO	Director since 2003

Lawrence A. Cirillo, age 81, was Principal Partner and President of Atlantic Chartering, an oil tanker brokerage company, from 1979 until Atlantic Chartering merged with Seabrokers, Inc., a subsidiary of Clarkson, Ltd. Mr. Cirillo served as a Vice President of Seabrokers, Inc. until 2000. Since 2000, Mr. Cirillo has served as an oil tanker broker with Southport Maritime, Inc. Mr. Cirillo has served as a director of BVH since his appointment to BVH’s Board in connection with BVH’s spin-off of New BBX Capital on September 30, 2020. The Company’s Board of Directors believes that it benefits from Mr. Cirillo’s business experience generally and within the sales industry in particular.

DARWIN DORNBUSH	Director since October 2020

Darwin Dornbush, age 90, is an attorney in private practice. He served as a partner in the law firm of Dornbush Schaeffer Strongin & Venaglia, LLP from 1964 until January 2015. He also served as Secretary of Cantel Medical Corp., a healthcare company, until 2010 and as a director of that company until 2009. Mr. Dornbush has served as a director of BVH since 2009 and was appointed to the Company’s Board of Directors on October 21, 2020. In addition, Mr. Dornbush served as a member of the Board of Directors of Benihana from 1995 through 2005 and again from 2009 through January 2012. From 1983 until 2008, he served as Secretary of Benihana and its predecessor. The Company’s Board of Directors believes that it will benefit from Mr. Dornbush’s experience in legal and business matters gained from his career as a practicing attorney and his experience on public company boards, including his over ten years of service on BVH’s Board.

JARETT S. LEVAN	Director since 2017

Jarett S. Levan, age 46, is the President and Chief Executive Officer and a director of New BBX Capital. He has served as a director of BVH since 2009 and was President of BVH from December 2015 until the completion of BVH’s spin-off of New BBX Capital on September 30, 2020. He also served as Acting Chairman and Chief Executive Officer of BVH from December 2015 to February 2017 and as Executive Vice President of BVH from April 2011 until December 2015. Mr. Jarett Levan was the Chief Executive Officer and President of BankAtlantic from January 2007 until the completion of the sale of BankAtlantic to BB&T during July 2012. Mr. Jarett Levan is the son of Alan B. Levan, the Company’s Chairman, Chief Executive Officer and President. The Company’s Board of Directors believes that Mr. Levan’s operating and management experience, including his positions with the Company’s affiliates, allow him to provide insight to the Board with respect to the Company’s business and affairs.

JOEL LEVY	Director since October 2020

Joel Levy, age 80, is the Vice Chairman of Adler Group, Inc., a commercial real estate company. He served as President and Chief Operating Officer of Adler Group from 1984 through 2007. Mr. Levy also serves as President and Chief Executive Officer of JLRE Consulting, Inc. and is a Certified Public Accountant. He has served as a director of BVH since 2009 and was appointed to the Company’s Board of Directors on October 21, 2020. The Company’s Board of Directors believes that Mr. Levy’s experience, including relating to the real estate industry gained from his executive positions at Adler Group and JLRE Consulting, will provide meaningful insight to the Board and that, based on his finance and accounting background, Mr. Levy will make important contributions to the Company’s Audit Committee.

MARK A. NERENHAUSEN	Director since 2003

Mark A. Nerenhausen, age 66, serves as the President and Chief Executive Officer of Hennepin Theater Trust. In addition, since August 2010, Mr. Nerenhausen has been a Principal of ZSP Consulting. Previously, he served as a professor and a director of the Syracuse University Janklaw Arts Leadership Program from 2011 through 2017. From March 2009 through July 2010, Mr. Nerenhausen served as President and Chief Executive Officer of the AT&T Performing Arts Center in Dallas, Texas. The Company’s Board of Directors believes that it benefits from Mr. Nerenhausen’s leadership skills and business and management experience gained from his service in Principal, President and Chief Executive Officer positions, including the sales aspects of his positions.

WILLIAM R. NICHOLSON	Director since October 2020

William R. Nicholson, age 74, has served as a principal of Heritage Capital Group, an investment banking firm, since 2010. He is currently Chief Compliance Officer of Heritage Capital Group. Mr. Nicholson also served as a principal of Heritage Capital Group from December 2003 through March 2009. In addition, since 2004, Mr. Nicholson has served as President of WRN Financial Corporation. He was also the Managing Director of BSE Management, LLC from March 2009 through April 2010. He has served as a director of BVH since 2009 and was appointed to the Company’s Board of Directors on October 21, 2020. The Company’s Board of Directors believes that, because of Mr. Nicholson’s extensive knowledge of the capital and financial markets and broad experience working with the investment community, Mr. Nicholson will provide important insight to the Board on financial issues, and that the Board will benefit from the expertise that Mr. Nicholson has as the Chief Compliance Officer for Heritage Capital Group, a FINRA-registered broker-dealer.

ARNOLD SEVELL	Director since 2002

Arnold Sevell, age 72, has been the President of Sevell Realty Partners, Inc., a full-service commercial real estate firm, and its affiliated entities, Sevell Realty Holdings LLC and Sevell Residential Realty LLC, for more than 30 years. Mr. Sevell also serves as Chairman of the Planning and Zoning Board of Boca Raton, Florida. The Company’s Board of Directors believes that Mr. Sevell provides expertise and insight to the Board as a result of his knowledge of, and experience within, the real estate industry and his insight into real estate markets generally.

ORLANDO SHARPE	Director since 2011

Orlando Sharpe, age 61, founded Sharpe Project Developments, Inc., a real estate development company, in 1990 and has served as its President since that time. He is also the President of Sharpe Project Construction, Inc. and OLD, LLC. From 1986 to 1990, he was employed with Arvida/JMP Partners, L.P., a residential real estate development company, where he managed the design, construction, development and property management for several office buildings, retail centers, hotels, restaurants, warehouses and mixed use commercial parks. Prior to that time, he was employed by Weitz Co. General Contractors as a project manager on various commercial projects. His background also includes professional experience with a number of architectural and engineering firms. The Company’s Board of Directors believes that it benefits from Mr. Sharpe’s knowledge of the real estate industry generally and particularly with respect to real estate development and trends in the industry.

SETH M. WISE	Director since 2017

Seth M. Wise, age 50, is Executive Vice President and a director of New BBX Capital. He served as Executive Vice President and a director of BVH from September 2009 until the completion of BVH’s spin-off of New BBX Capital on September 30, 2020. In addition, since July 2005, Mr. Wise has served as President of Woodbridge Holdings, LLC or its predecessor (“Woodbridge”) after serving as its Executive Vice President since September 2003. Woodbridge is a wholly-owned subsidiary of BVH through which BVH holds its investment in the Company. Mr. Wise also served as Vice President of Abdo Companies, Inc. The Company’s Board of Directors believes that Mr. Wise’s real estate-related experience and background enhance the Board’s knowledge with respect to the real estate industry and that it benefits from the insight he brings with respect to the real estate industry and the Company’s operations related thereto.

The Board of Directors Unanimously Recommends that Shareholders

Vote “For” the Election of Each of the Director Nominees.

IDENTIFICATION OF EXECUTIVE OFFICERS

The following individuals are executive officers of the Company:

Name	Position
Alan B. Levan	Chairman, Chief Executive Officer and President
John E. Abdo	Vice Chairman
Raymond S. Lopez	Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer
Susan J. Saturday	Executive Vice President, Chief Administrative Officer
Ahmad M. Wardak	Executive Vice President, Marketing and Chief Brand Officer
Dusty Tonkin	Executive Vice President, Chief Sales & Marketing Officer
Chanse W. Rivera	Executive Vice President, Chief Information Officer
Jorge de la Osa	Executive Vice President, Chief Legal and Compliance Officer
Justin Taylor	Executive Vice President, Chief Human Resources Officer

All executive officers serve until they resign or are replaced or removed by the Board of Directors.

Set forth below is certain biographical information for the Company’s executive officers (other than Mr. Alan Levan and Mr. Abdo whose biographical information is set forth in “Proposal No. 1 – Election of Directors” above).

Raymond S. Lopez, age 45, was appointed to serve as Executive Vice President, Chief Financial Officer and Treasurer of the Company on September 30, 2019 and was subsequently appointed Chief Operating Officer on November 25, 2019. Since 2015, Mr. Lopez has served as Executive Vice President and Chief Financial Officer of BVH and continues to hold those positions concurrent with his positions at the Company. Prior to joining BVH, Mr. Lopez served as Chief Accounting Officer of the Company from 2005 through 2015 and as Controller from 2004 to 2005. Prior to joining the Company in 2004, Mr. Lopez held various roles at Office Depot, Inc. and Arthur Andersen LLP. Mr. Lopez is a Certified Public Accountant, currently serves as the Co-Chairperson of the ARDA Finance Committee and was named “Chief Financial Officer of the Year” by the South Florida Business Journal in 2018.

Susan J. Saturday, age 61, was appointed to serve as Executive Vice President, Chief Administrative Officer of the Company during September 2019. Ms. Saturday previously held various management positions at the Company from 1988 until April 2018. In 1995, she was appointed Vice President and Director of Human Resources and Administration. In 2004, Ms. Saturday was appointed Senior Vice President and Chief Human Resources Officer. During October 2017, Ms. Saturday was appointed Executive Vice President. From April 2018 until rejoining the Company in September 2019, Ms. Saturday served as Executive Vice President and Chief Human Resources Officer of BVH. She also performed the functions of Chief Human Resources Officer of BVH on a part-time basis from June 2016 through April 2018. From 1983 to 1988, Ms. Saturday was employed by General Electric Company in various financial management positions. Ms. Saturday holds a B.B.A. in Accounting and an M.S. in Human Resource Management.

Ahmad M. Wardak, age 48, was appointed Executive Vice President, Marketing and Chief Brand Officer in May 2020. Mr. Wardak joined the Company in 2003 as Corporate Controller held several other positions prior to his appointment as Executive Vice President, Marketing and Chief Brand Officer, including Vice President of Business Administration, Senior Vice President of Business Operations of Bluegreen Resorts, Senior Vice President and Chief Administrative Officer, Senior Vice President of Corporate Marketing, Executive Vice President, Corporate Development and Innovation and Executive Vice President and Chief Marketing Officer. Prior to joining the Company, Mr. Wardak held various positions with Ernst & Young LLP, including as a Manager in the firm’s Assurance and Advisory Business Services group, where his area of focus was principally in the real estate and vacation ownership industries. Mr. Wardak holds an Executive MBA and a B.S. in Accounting.

Dusty Tonkin, age 47, joined the Company in 2019 as Executive Vice President, Chief Sales Officer. In May 2020, he was appointed Executive Vice President, Chief Sales & Marketing Officer. Prior to joining the Company, Mr. Tonkin held various sales leadership roles at Wyndham Destinations, where he was employed since 1995, most recently as Executive Vice President of Sales & Marketing.

Chanse W. Rivera, age 51, joined the Company in August 2012. During December 2012, Mr. Rivera was appointed Senior Vice President and Chief Information Officer. During October 2017, he was appointed Executive Vice President. Prior to joining the Company, Mr. Rivera was Chief Information Officer of Russell Hobbs, Inc., Global Service Manager of CITCO, Vice President, Managed Services of Fresh Del Monte Produce Inc. and IT Director of Blue Martini Software. Mr. Rivera holds a B.S. in Management Information Systems.

Jorge de la Osa, age 50, joined the Company in May 2018 as Executive Vice President, Chief Legal and Compliance Officer. Mr. de la Osa serves as chief counsel and advisor to the Company’s Board of Directors and executive leadership team and oversees the Company’s day-to-day legal operations and compliance program. From 2010 until he joined the Company in May 2018, Mr. de la Osa served in various senior leadership roles at Wyndham Vacation Ownership including Executive Vice President and General Counsel. From 2004 to 2010, Mr. de la Osa was Lead Corporate Counsel at Sol Melia Vacation Club, a subsidiary of Melia Hotels International. He served as Corporate Counsel to Tempus Resorts International from 2002 to 2004. Mr. de la Osa began his legal career as a Real Estate Group Associate at Baker & Hostetler LLP, and is a member of the Florida Bar. He holds a J.D. in Law and a B.S. in Business Administration, Finance.

Justin Taylor, age 48, joined the Company in April 2018 as Executive Vice President, Chief Human Resources Officer. From 2016 until April 2018, Mr. Taylor served as Senior Vice President, Human Resources of Charming Charlie, a specialty women’s fashion retailer based in Houston. Prior to that time, Mr. Taylor was the International HR Director for the Body Shop in London, England, where he held various executive human resources positions in Canada, the United States, and the United Kingdom. Mr. Taylor began his career in Toronto with CMV Canada as the Director of Training and Organizational Design and Cineplex Odeon Theaters in Canada as Manager of Training and Development.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Party Transactions

The Company has a policy in place for the review of relationships and transactions in which (i) the Company is a participant, (ii) the amount involved exceeds or is expected to exceed $120,000 annually and (iii) any of the Company’s directors or executive officers, or any of their immediate family members, have or will have a direct or indirect material interest (each, a “related party transaction”). Any related party transaction is to be for the Company’s benefit and upon terms no less favorable to the Company than if the related party transaction was with an unrelated party.

As set forth in their respective charters, the Audit Committee (if the transaction involves financial or accounting matters) or the Nominating/Corporate Governance Committee (if the transaction does not involve financial or accounting matters) review related party transactions and, if the reviewing committee determines the related party transaction to be appropriate, approves (or ratifies) such related party transaction. The reviewing committee considers the nature of the related party’s interest in the transaction, the material terms of the transaction, including, without limitation, the amount involved and type of transaction, and the arms-length nature thereof, the importance of the transaction to the related party and to the Company, whether the transaction would impair the judgment of a director or executive officer to act in the Company’s best interest and any other matters the reviewing committee deems appropriate. Any member of the reviewing committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the transaction; provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the reviewing committee.

Related Party and Affiliated Transactions

BVH currently owns approximately 93% of the Company’s issued and outstanding common stock. Alan B. Levan, the Company’s Chairman, Chief Executive Officer and President, John E. Abdo, the Company’s Vice Chairman, Jarett S. Levan, a director of the Company, and Seth M. Wise, a director of the Company, may be deemed to control both BVH and New BBX Capital, a former subsidiary of BVH that was spun-off on September 30, 2020, by virtue of their ownership of each such company’s Class A Common Stock and Class B Common Stock. Mr. Alan Levan, in addition to serving as Chairman, was appointed as the Company’s Chief Executive Officer and President, effective January 1, 2020, and he is the Chairman, Chief Executive Officer and President of BVH, and the Chairman of New BBX Capital; Mr. Abdo is the Vice Chairman of the Company, with such service being in an executive capacity since October 1, 2020, and he is also the Vice Chairman of BVH and New BBX Capital; and Raymond S. Lopez, the Company’s Executive Vice President, Chief Financial Officer and Chief Operating Officer, is also Executive Vice President and Chief Financial Officer of BVH. See “Executive Compensation” below for information regarding the compensation of Mr. Alan Levan, Mr. Abdo and Mr. Lopez. In addition, Mr. Jarett Levan is a director of the Company and BVH, and President, Chief Executive Officer and a director of New BBX Capital, and Mr. Wise is a director of the Company and Executive Vice President and a director of New BBX Capital. Further, Lawrence A. Cirillo, Darwin Dornbush, Joel Levy and William R. Nicholson are directors of both the Company and BVH, and Norman H. Becker, a director of the Company, served on BVH’s Board of Directors until he resigned as a director of BVH and became a director of New BBX Capital in connection with BVH’s spin-off of New BBX Capital during September 2020. Additionally, Susan J. Saturday was Executive Vice President and Chief Human Resources Officer of BVH until she rejoined the Company as Executive Vice President and Chief Administrative Officer in September 2019.

In May 2015, the Company and its subsidiaries entered into an Agreement to Allocate Consolidated Income Tax Liability and Benefits (the “Consolidated Tax Agreement”) with BVH and its other subsidiaries, pursuant to which, among other customary terms and conditions, the parties agreed to file consolidated federal tax returns. Pursuant to the Consolidated Tax Agreement, the parties calculate their respective income tax liabilities and attributes as if each of them were a separate filer. If any tax attributes are used by another party to the Consolidated Tax Agreement to offset its tax liability, the party providing the benefit will receive an amount for the tax benefits realized. During the year ended December 31, 2019, the Company paid BVH approximately $13.0 million pursuant to the Consolidated Tax Agreement. The Consolidated Tax Agreement was terminated with respect to New BBX Capital and its subsidiaries in connection with BVH’s spin-off of New BBX Capital on September 30, 2020.

In April 2015, a wholly-owned subsidiary of the Company provided an $80.0 million loan to BVH. Amounts outstanding on the loan bore interest at a rate of 6% per annum until April 17, 2020, at which time the interest rate was decreased to 4% per annum. Interest only payments were required on a quarterly basis, with all outstanding amounts becoming due and payable at maturity. In March 2020, the Loan Agreement and Promissory Note was amended to extend the maturity date from April 17, 2020 to April 17, 2021. During the year ended December 31, 2019, the Company recognized approximately $4.8 million of interest income on this loan. During August 2020, BVH repaid the loan in full.

During the year ended December 31, 2019, the Company paid subsidiaries of BVH approximately $1.7 million for management advisory, risk management, administrative and other services. The Company accrued approximately $0.2 million for these services as of December 31, 2019.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the years ended December 31, 2019 and 2018, certain summary information concerning compensation paid to, or accrued by the Company on behalf of, the following persons (collectively, the “Named Executive Officers”): Shawn B. Pearson, who served as the Company’s President and Chief Executive Officer during the year ended December 31, 2019; Ahmad M. Wardak and Jorge de la Osa, who were the next two most highly compensated executives of the Company serving as executive officers as of December 31, 2019; and Anthony M. Puleo, the former Executive Vice President, Chief Financial Officer and Treasurer of the Company who retired as an executive and transitioned to a non-executive position as of September 30, 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Non- Equity Incentive Plan Compensation ($)(6)	Option Awards ($)(10)	All Other Compensation ($)		Total ($)
Shawn B. Pearson(1)	2019	$950,000	$600,000	$—	$—	$460,947	(7)	$2,010,947
Former President and Chief Executive Officer	2018	950,000	—	1,276,484	400,196	253,915		2,880,595

Ahmad M. Wardak(2)	2019	405,962	—	943,473	12,092	880		1,362,407
Executive Vice President, Marketing and Chief Brand Officer	2018	400,000	—	804,107	163,238	2,093		1,369,438

Anthony M. Puleo(3)	2019	448,119	—	284,845	—	191,902	(8)	924,866
Former Executive Vice President, Chief Financial Officer and Treasurer	2018	475,000	—	655,977	173,770	276		1,305,023

Jorge De La Osa(4)	2019	390,000	—	488,231	—	27,069	(9)	905,300
Executive Vice President, Chief Legal and Compliance Officer	2018	232,500	—	650,541	—	11,025		894,066

(1)	Mr. Pearson resigned as President and Chief Executive Officer of the Company, effective December 31, 2019.

(2)	Mr. Wardak was appointed Chief Brand Officer during September 2019. Prior to that time, he served as Executive Vice President, Corporate Development and Innovation.

(3)	Mr. Puleo retired as an executive of the Company and transitioned to the non-executive position of advisor to the Chief Executive Officer and Chief Financial Officer effective September 30, 2019.

(4)	Mr. de la Osa joined the Company in May 2018.

(5)	Represents a bonus approved by the Compensation Committee and payable to Mr. Pearson pursuant to his Separation Agreement. In approving the bonus, the Compensation Committee considered, among other things, the Company’s EBITDA for 2019. This bonus was accrued during 2019 and paid during 2020.

(6)	The amounts for 2019 include: (a) cash bonuses of $437,920 and $320,000 for Messrs. Wardak and de la Osa, respectively, under the Company’s Executive Leadership Incentive Plan (the “ELIP”) based on the Company’s EBITDA for 2019 and (b) cash bonuses of $505,553, $284,845 and $168,231 approved by the Compensation Committee for Messrs. Wardak, Puleo and de la Osa, respectively, based on the Company’s achievement of performance goals for 2019 related to the Company’s EBITDA and certain additional performance metrics. These bonuses were accrued during 2019 and paid during 2020. See “Executive Leadership Incentive Plan” below for additional information regarding the ELIP.

(7)	Includes approximately $313,000 of relocation assistance, $63,000 of reimbursements for housing expenses, approximately $11,000 of reimbursements for automobile expenses, approximately $7,000 of taxable benefits and tax gross-ups of approximately $67,000.

(8)	Includes severance payments of $192,000 in accordance with Mr. Puleo’s retirement agreement.

(9)	Includes approximately $9,500 of reimbursements for housing expenses, approximately $12,000 of reimbursements for automobile expenses and tax gross-ups of approximately $5,400.

(10)	Represents the aggregate grant date fair value of stock appreciation rights (“SARs”) granted to the applicable Named Executive Officer in 2018. The SARs may be settled in cash only. The fair value of the SARs was determined in accordance with accounting for share-based payments, although the Company recognizes the expense of the SARs for financial reporting purposes over the service period of the SARs. The Company uses the Black-Scholes model to estimate the fair value of the SARs granted. The expected stock price volatility was based on the implied volatility of industry peers and the average expected life was calculated using the simplified method, as the Company does not have sufficient historical information to provide a basis for these estimates. The risk-free interest rate was calculated based on the U.S. Treasury rate and the dividend yield is calculated based on the expectation of future payouts. Messrs. Pearson and Puleo forfeited their SARs in connection with the cessation of their employment as executives of the Company.

Compensation of Chief Executive Officer

In May 2018, the Company entered into an employment agreement with Shawn B. Pearson, the Company’s President and Chief Executive Officer through December 31, 2019, when he resigned from the Company. For 2019, Mr. Pearson received an annual base salary of $950,000. In addition to his annual base salary, Mr. Pearson was also eligible to receive an annual incentive bonus based on criteria approved by the Compensation Committee and bonuses under the Company’s ELIP. In connection with the entry into his Separation Agreement described below, the Compensation Committee approved for Mr. Pearson to receive a total bonus of $600,000 for 2019 based on, among other factors considered by the Compensation Committee, the Company’s EBITDA. During 2019, the Company reimbursed Mr. Pearson for certain relocation, housing and automobile expenses, and for tax gross-ups, and to provide Mr. Pearson with certain other benefits, including expatriate health insurance for Mr. Pearson and his family and expatriate life, death and disability insurance for Mr. Pearson. Mr. Pearson also was granted cash-settled SARs under the ELIP during 2018; however, Mr. Pearson forfeited these awards in connection with his resignation effective December 31, 2019.

The Company entered into a Separation Agreement with Mr. Pearson in connection with his resignation, effective December 31, 2019. Pursuant to the Separation Agreement, the Company agreed to make approximately $3.4 million of severance payments to Mr. Pearson over approximately 18 months beginning in January 2020 and to provide COBRA, tax and immigration advisory services reimbursements. As previously described, the Compensation Committee approved a $600,000 bonus for Mr. Pearson for 2019. Further, if Mr. Pearson does not sell his Florida residence on or before January 31, 2021, at Mr. Pearson’s request, the Company will purchase the residence from him for the purchase price of $2,775,000 on or before March 15, 2021. Payments under the Separation Agreement are conditioned upon Mr. Pearson’s compliance with certain restrictive covenants set forth in the Separation Agreement, including confidentiality obligations and non-solicit, non-disparagement and non-interference covenants. All amounts remained payable as of December 31, 2019. As of September 30, 2020, approximately $1.8 million remained payable to Mr. Pearson under the Separation Agreement.

As previously described, Alan B. Levan was appointed to serve as the Company’s Chief Executive Officer and President, effective January 1, 2020. Mr. Levan’s annual base salary for 2020 is $950,000 and he has an opportunity to receive an annual bonus and long-term incentives of up to $4,275,000 based on criteria to be determined by the Compensation Committee. In addition, the Compensation Committee approved a one-time bonus payment of $2,000,000 to Mr. Levan for his services on the Company’s behalf for 2019, during which time he served as non-executive Chairman of the Company’s Board of Directors and assisted Mr. Pearson before and after the transition of the Chief Executive Officer position. Mr. Levan also serves as Chairman and Chief Executive Officer of BVH. Mr. Levan’s compensation from BVH was reduced on a dollar-for-dollar basis to reflect the 2019 bonus payment and 2020 compensation which he received from the Company. See also “Compensation of Dual Executives of the Company and BVH” below.

Employment Agreement with Ahmad M. Wardak and Jorge de la Osa

The Company has employment agreements with Ahmad M. Wardak, the Company’s Executive Vice President, Marketing and Chief Brand Officer, and Jorge de la Osa, the Company’s Executive Vice President, Chief Legal and Compliance Officers. Under the terms of their respective employment agreements, Messrs. Wardak and de la Osa receive an annual base salary as determined and adjusted by the Compensation Committee from time to time. Mr. Wardak’s current annual base salary is $406,000. Mr. de la Osa’s current annual base salary is $390,000. Under the employment agreements, each of Messrs. Wardak and de la Osa may receive an annual incentive bonus of up to a certain percentage of his then-current annual base salary. Such percentage is approved annually by the Compensation Committee and, for 2019, was 150% for Mr. Wardak and 50% for Mr. de la Osa. The annual incentive bonus is based on the achievement of targeted performance measures approved by the Compensation Committee, which, for 2019, included the Company’s EBITDA and certain other performance metrics. Payment of the annual incentive bonus is subject to approval by the Compensation Committee. Based on the Company’s EBITDA and results with respect to the other performance metrics, the Compensation Committee approved an annual incentive bonus for 2019 of approximately $506,000 for Mr. Wardak and $168,000 for Mr. de la Osa. For 2020, the annual incentive bonus opportunity percentage is 141% for Mr. Wardak and 50% for Mr. de la Osa.

In addition to their annual incentive bonus opportunities, Messrs. Wardak and de la Osa participate in the Company’s ELIP. For 2019, Messrs. Wardak and de la Osa earned cash bonuses of approximately $438,000 and $320,000, respectively, under the ELIP pursuant to which bonuses were payable based on the Company’s EBITDA. Mr. Wardak also was granted cash-settled stock appreciation rights under the ELIP during 2018.

Messrs. Wardak and de la Osa may also receive additional bonuses from time to time as approved by the Compensation Committee, including special discretionary cash bonuses.

Mr. Wardak’s employment agreement was entered into in 2015. Mr. de la Osa’s employment agreement was entered into in 2018. Each employment agreement will continue until terminated. In addition, the following provisions apply to each of Mr. Wardak’s and Mr. de la Osa’s employment agreement. If the employment agreement is terminated by the Company for “Cause” or by the executive without “Good Reason” (as such terms are defined in the employment agreement), the executive will be entitled to receive any unpaid salary and benefits accrued through the date of termination. If the employment agreement is terminated by the Company without “Cause” or by the executive for “Good Reason,” then the executive will be entitled to receive, in addition to any unpaid salary and benefits accrued through the date of termination, a severance payment in an amount equal to 1.0 times (or 1.5 times if the termination occurs within two years after a “Change in Control” (as defined in the employment agreement)) the sum of  (a) his annual base salary then in effect and (b) the average annual incentive bonus paid to him during the two years prior to the termination. In addition, if the employment agreement is terminated by the Company without “Cause” or by the executive for “Good Reason” after the last day of the performance period with respect to his annual incentive bonus but prior to payment thereof, the executive will be entitled to receive such annual incentive bonus. Further, in the event of a termination by the Company without “Cause” or a termination by the executive for “Good Reason” at any time, the Company will pay the executive’s COBRA premiums for 12 months following the date of termination. In addition, upon his death or “Disability” (as defined in his employment agreement), the executive or his estate, as the case may be, will be entitled to receive, in addition to any unpaid salary and benefits accrued through the date of death or termination, the pro rata portion of his annual incentive bonus for the applicable year based generally on the number of days he was employed during the year. These severance payments and benefits are conditioned upon the executive executing a general release in favor of the Company, as well as his compliance with certain restrictive covenants set forth in his employment agreement, including confidentiality obligations and non-solicit, non-disparagement and non-interference covenants.

Agreements with Anthony M. Puleo

As previously described, Anthony M. Puleo served as Executive Vice President, Chief Financial Officer and Treasurer of the Company until his retirement from such positions and transition to a non-executive position, effective September 30, 2019. Mr. Puleo had an employment agreement with the Company which was substantially similar to Mr. Wardak’s employment agreement described above. Through September 30, 2019, Mr. Puleo’s annual base salary was $475,000 and his annual incentive bonus opportunity was 100% of his base salary. Based on the Company’s EBITDA and results with respect to the other performance metrics, the Compensation Committee approved an annual incentive bonus of approximately $285,000 for Mr. Puleo for 2019. Mr. Puleo also was granted cash-settled performance units and cash-settled SARs under the ELIP during 2018; however, Mr. Puleo forfeited these awards in connection with his retirement and transition to a non-executive position.

The Company entered into an agreement with Mr. Puleo in connection with his retirement and transition to a non-executive position, pursuant to which the Company paid Mr. Puleo approximately $849,000 of severance payments through September 2020 (approximately $192,000 of which was paid in 2019), which amount equals the sum of: (i) his 2019 annual base salary of $475,000, (ii) the average annual incentive bonus paid to him during 2017 and 2018 of approximately $353,000 and (iii) the monetary equivalent of the cost of 12 months of COBRA premiums under the Company’s group health plan for health, dental and vision coverage for Mr. Puleo and his dependents covered under the plan at the time of his retirement. These payments were in addition to his $285,000 bonus for 2019, as described above.

Executive Leadership Incentive Plan

During March 2018, the Compensation Committee approved in principle the material terms of the Company’s Executive Leadership Incentive Plan, or ELIP, which provided for the grant of cash-settled performance units (“Performance Units”) and cash-settled SARs to participants in the ELIP.  It was contemplated for each participant to be granted award opportunities representing a percentage of his or her base salary (the “Target LTI”).  In the case of certain of the Company’s executive officers at the time, including Messrs. Pearson, Wardak and Puleo, the award was allocated 30% to SARs and 70% to Performance Units.  Performance Units represented the right of the recipient thereof to receive a cash payment based on the achievement by the Company of levels of EBITDA and return on invested capital (“ROIC”) during a two-year period.  There were no payments for Performance Unit during 2019. SARs granted under the ELIP, upon exercise after vesting, entitled the holder to a cash payment in an amount equal to the excess of the market price of the Company’s common stock on the date of exercise over the exercise price of the SAR.  The SARs vest in equal annual installments on the first, second and third anniversary of the date of grant and have a five-year term.

As previously described, in March 2018, the Compensation Committee approved grants of SARs for 2018 to certain of the Company’s officers, including Mr. Pearson, who was granted 185,276 SARs, Mr. Puleo, who was granted 80,449 SARs, and Mr. Wardak, who was granted 75,573 SARs, each with an exercise price of $19.72, which was the closing price of the Company’s common stock on the NYSE on March 8, 2018, the last trading day prior to the date of grant.  As previously described, Messrs. Pearson and Puleo forfeited the SARs granted to them under the ELIP in connection with their cessation of employment as executives of the Company.

For 2019, the ELIP also included a component pursuant to which bonuses were payable based on the Company’s EBITDA. Messrs. Wardak and de la Osa earned cash bonuses of approximately $438,000 and $320,000, respectively, under the ELIP for 2019.

2011 Long-Term Incentive Plan

Prior to adoption of the ELIP, the Company’s 2011 Long Term Incentive Plan (“LTIP”) provided for the payment of annual incentive compensation. While the ELIP replaced the LTIP with respect to the payment of annual incentive compensation, the LTIP continues in effect with respect to the potential payment of cash awards to participants, including Messrs. Wardak and Puleo (but not Messrs. Pearson and de la Osa), upon the occurrence of a “Liquidity Event” (“Liquidity Event Awards”). As defined in the LTIP, a “Liquidity Event” includes, without limitation, the sale of the Company or its businesses (whether by merger, consolidation, reorganization, stock or asset sale, or similar corporate transaction). The amount of a Liquidity Event Award is primarily based on the consideration received by the Company or its shareholders, as applicable, in connection with the Liquidity Event and the Company’s actual EBITDA compared to target EBITDA for performance periods under the LTIP through and including 2015. The provisions of the LTIP relating to Liquidity Event Awards will continue in effect until the last payment of a Liquidity Event Award, unless earlier terminated by the Compensation Committee in its discretion.

Subject to the terms of the LTIP, Mr. Wardak would be entitled to a Liquidity Event Award in an amount of up to approximately 0.600% of the total consideration received by the Company and/or its shareholders in connection with the Liquidity Event to the extent in excess of $100.0 million. In addition, if a Liquidity Event occurs at any time pursuant to an agreement entered into through September 30, 2021, Mr. Puleo would be entitled to receive an award related to the Liquidity Event in an amount up to approximately 0.665% of the total consideration received by the Company and/or its shareholders in connection with the Liquidity Event to the extent in excess of $100.0 million. Other executive officers and employees of the Company may also be entitled to payments in connection with a change in control or sale of the Company or its businesses under the LTIP or other compensation plans, including profit sharing plans, or arrangements.

Potential Payments Upon Termination or Change in Control

Information regarding amounts and benefits to which Messrs. Wardak and de la Osa may be entitled in connection with any termination of their employment, including following a change in control of the Company, is set forth under “Employment Agreements with Ahmad M. Wardak and Jorge de la Osa” above. In addition, as described above, each of Messrs. Wardak and Puleo may be entitled to payments upon the occurrence of a Liquidity Event. See also “401(k) Plan” below.

401(k) Plan

The Company maintains a retirement plan for the benefit of its employees. The 401(k) plan is intended to qualify as a tax-qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions are not taxable to participants until withdrawn or distributed from the 401(k) plan. The 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, subject to an annual statutory limit. Participants who are at least 50 years old can also contribute additional amounts based on statutory limits for “catch-up” contributions. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the 401(k) plan’s trustee as directed by participants. The 401(k) plan allows for discretionary matching of employee contributions. For 2019, the Company made a basic matching contribution equal to 100% of each participant’s contributions not exceeding 3% of such participant’s compensation, plus 50% of the participant’s contributions in excess of 3% but not in excess of 5% of the participant’s compensation. The Company may also make additional discretionary matching contributions not to exceed 4% of each participant’s compensation.

Outstanding Equity Awards at Year-End 2019

None of the Named Executive Officers held any equity or equity-based awards with respect to the Company as of December 31, 2019, other than the cash-settled SARs granted to Mr. Wardak under the ELIP during 2018, as described above. In connection with his resignation, effective December 31, 2019, Mr. Pearson forfeited the SARs granted to him under the ELIP. In connection with his retirement as an executive of the Company during September 2019, Mr. Puleo forfeited the SARs granted to him under the ELIP. The following table sets forth certain information with respect to the cash-settled SARs held by Mr. Wardak as of December 31, 2019.

Name	Grant Date	Number of SARs Exercisable / Unexcercisable(1)(2)	SAR Exercise Price	SAR Expiration Date
Mr. Wardak	3/9/2018	25,191/50,382	$19.72	3/9/2023

(1)	SARs vest and become exercisable in equal annual installments on the first, second and third anniversary of the date of grant and have a five-year term.

(2)	As of December 31, 2019

Compensation of Dual Executives of the Company and BVH

As previously described, BVH’s spin-off of New BBX Capital, which was completed on September 30, 2020, resulted in BVH becoming solely a holding company for the Company as New BBX Capital, which became a separate, public company in connection with the spin-off, holds all of BVH’s historical businesses and investments other than BVH’s investment in the Company. BVH currently holds approximately 93% of the Company’s outstanding common stock.

The executive officers of BVH are Alan B. Levan, who serves as Chairman, Chief Executive Officer and President of BVH, John E. Abdo, who serves as Vice Chairman of BVH, and Raymond S. Lopez, who serves as Executive Vice President and Chief Financial Officer of BVH. As previously described, Mr. Alan Levan is also the Chairman, Chief Executive Officer and President of the Company, John E. Abdo is also the Vice Chairman of the Company, and Raymond S. Lopez is also Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company. Subject to the discretion of the Company’s Compensation Committee, it is expected that BVH’s executive officers will receive a significant portion of their compensation for their services on behalf of BVH and the Company from the Company. In connection therewith, effective September 30, 2020, Mr. Alan Levan, Mr. Abdo and Mr. Lopez agreed to reduced annual base salaries under their respective employment agreements with BVH, with BVH going forward to pay annual base salaries of $200,000 to each of Mr. Alan Levan and Mr. Abdo, and $100,000 to Mr. Lopez. As previously described, Mr. Alan Levan’s current annual base salary from the Company is $950,000. In addition, effective October 1, 2020, at which time Mr. Abdo’s service as Vice Chairman of the Company changed from being in a non-executive capacity to an executive capacity, the Company’s Compensation Committee approved an initial annual base salary of $950,000 for Mr. Abdo. Mr. Lopez currently receives an annual base salary from the Company of $675,000. Mr. Alan Levan, Mr. Abdo and Mr. Lopez are also eligible to receive bonuses and other incentive payments or other compensation from the Company as determined by the Company’s Compensation Committee.

DIRECTOR COMPENSATION

The compensation policy for the Company’s non-employee directors (which are directors who are not employees of the Company or BVH) was designed in an attempt to achieve the following goals: (i) compensation should fairly pay directors for work required by a company of similar size and scope to the Company; and (ii) the structure of the compensation should be simple, transparent and easy for shareholders to understand.

The Company’s non-employee directors are currently compensated for their service on the Company’s Board of Directors and its committees through cash fees. For 2019, each non-employee director received $70,000 in cash fees for his service on the Board. In addition, members of the Audit Committee, other than its Chairman, received $10,000 in cash annually. The Chairman of the Audit Committee received $15,000 in cash annually. The Chairman of the Nominating/Corporate Governance Committee and the Chairman of the Compensation Committee each received $3,500 in cash annually. Other members of the Nominating/Corporate Governance Committee and the Compensation Committee do not receive additional compensation for their service on those committees and directors do not receive additional compensation for attendance at Board or committee meetings. In addition, directors who are employed by the Company or BVH do not receive compensation from the Company for their service on the Board.

The following table sets forth certain information regarding the compensation paid or accrued by the Company to or on behalf of each individual who served as a non-employee director of the Company during the year ended December 31, 2019 for his Board and committee service during the year.

Name	Fees Earned or Paid in Cash ($)
James R Allmand III	73,500
Norman H. Becker(1)	85,000
Lawrence A. Cirillo	80,000
Mark A. Nerenhausen	70,000
Arnold Sevell	83,500
Orlando Sharpe	70,000

(1)	Mr. Becker was also a non-employee director of BVH until he resigned from BVH’s Board of Directors and became a director of New BBX Capital in connection with BVH’s spin-off of New BBX Capital on September 30, 2020. Mr. Becker received $116,000 from BVH for his service on BVH’s Board of Directors and its committees for the year ended December 31, 2019.

In connection with BVH’s spin-off of BBX Capital on September 30, 2020, Lawrence A. Cirillo was appointed to BVH’s Board of Directors. In addition, on October 21, 2020, the three other non-employee directors of BVH, who are Darwin Dornbush, Joel Levy and William R. Nicholson, were appointed to the Company’s Board of Directors. Accordingly, all of BVH’s directors, including its non-employee directors, are also directors of the Company. It is currently anticipated that, excluding fees for service on Board committees, each non-employee director will receive total annual director compensation from the Company and BVH in an amount not to exceed $100,000 in the aggregate.

AUDIT COMMITTEE REPORT

The following Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C promulgated by the SEC, other than as provided in Item 407 of Regulation S-K promulgated by the SEC, or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the following Audit Committee Report be treated as “soliciting material” or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The charter of the Audit Committee sets forth the Audit Committee’s responsibilities, which include oversight of the Company’s financial reporting on behalf of the Board of Directors and shareholders. The Audit Committee receives reports from, and meets with, the Company’s internal audit group, management and independent auditor. These meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee and the Company’s management and internal auditors, as well as with Grant Thornton LLP, the Company’s independent registered public accounting firm for 2019 (“Grant Thornton”). The Audit Committee discussed with the Company’s internal auditors and Grant Thornton the overall scope and plans for their respective audits and met with the internal auditors and Grant Thornton, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls and compliance matters. The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2019 with management and Grant Thornton prior to the filing with the SEC of the Company’s Annual Report on Form 10-K for such year.

Management has primary responsibility for the Company’s financial statements and the overall financial reporting process, including the Company’s system of internal controls. The Company’s independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America, and discusses with the Audit Committee its independence and any other matters that it is required to discuss with the Audit Committee or that it believes should be raised with it. The Audit Committee oversees these processes, although it must rely on information provided to it and on the representations made by management and the Company’s independent registered public accounting firm.

The Audit Committee discussed with Grant Thornton the matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also received from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Grant Thornton its independence from the Company. When considering Grant Thornton’s independence, the Audit Committee considered whether Grant Thornton’s provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining Grant Thornton’s independence. The Audit Committee also reviewed, among other things, the amount of fees paid to Grant Thornton for audit and non-audit services.

Based on these reviews, meetings, discussions and reports, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K for such year.

Submitted by the following members of the Audit Committee*:

Norman H. Becker

Lawrence A. Cirillo

Arnold Sevell

* Messrs. Becker, Cirillo and Sevell were the members of the Audit Committee at the time the Company’s audited consolidated financial statements for the year ended December 31, 2019 were approved by the Audit Committee to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Fees to Independent Registered public Accounting Firm

for THE YEARS ENDED dECEMBER 31, 2019 and 2018

Grant Thornton served as the Company’s independent registered public accounting firm for 2019 and 2018. The following table presents fees for professional services rendered by Grant Thornton for the audit of the Company’s annual financial statements for 2019 and 2018. The table also presents fees billed for audit-related services, tax services and all other services rendered by Grant Thornton to the Company for 2019 and 2018.

	2019	2018
(in thousands)
Audit Fees(1)	$935	$1,088
Audit-Related Fees(2)	197	197
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,132	$1,285

(1)	Includes fees for services related to the Company’s annual financial statement audit and review of quarterly financial statements.

(2)	Includes fees for the financial statement audits of one of the Company’s subsidiaries and fees for other audit procedures related to the Company’s securitizations.

All audit-related services set forth above were pre-approved by the Audit Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of such firm’s independence in the conduct of its auditing functions.

Under its charter, the Audit Committee must review and pre-approve both audit and permitted non-audit services provided by the Company’s independent registered public accounting firm and shall not engage the independent registered public accounting firm to perform any non-audit services prohibited by law or regulation. Each year, the independent registered public accounting firm’s retention to audit the Company’s financial statements, including the associated fee, is approved by the Audit Committee. Under its current practices, the Audit Committee does not regularly evaluate potential engagements of the independent registered public accounting firm and approve or reject such potential engagements. At each Audit Committee meeting, the Audit Committee receives updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for pre-approval. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between regular Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at the next Audit Committee meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 19, 2020, certain information as to persons known by the Company to own in excess of 5% of the outstanding shares of such stock. In addition, this table includes information regarding the shares of the Company’s common stock beneficially owned by (i) each Named Executive Officer, (ii) each of the Company’s directors and (iii) the Company’s directors and executive officers as a group. Management knows of no person, except as listed below, who beneficially owned more than 5% of the outstanding shares of the Company’s common stock as of October 19, 2020. Except as otherwise indicated, the information provided in the following table was obtained from filings with the SEC and the Company pursuant to the Exchange Act. For purposes of the following table, in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of the Company’s common stock which such person has or shares, directly or indirectly, voting or investment power, or which such person has the right to acquire beneficial ownership of at any time within 60 days after October 19, 2020. As used herein, “voting power” is the power to vote, or direct the voting of, shares, and “investment power” includes the power to dispose of, or direct the disposition of, such shares. Unless otherwise noted, each person listed in the table below has sole voting and investment power over the shares beneficially owned by such person and the address of each person listed in the table below is c/o Bluegreen Vacations Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431.

Name of Beneficial Owner	Notes	Beneficial Ownership	% of Outstanding Shares
Alan B. Levan	(2)(3)	67,281,010	92.8%
John E. Abdo	(2)(3)	67,281,010	92.8%
James R. Allmand III		1,000	*
Norman H. Becker		—	0.0%
Lawrence A. Cirillo		—	0.0%
Darwin Dornbush		—	0.0%
Jarett S. Levan	(2)(3)	7,500	*
Joel Levy		1,500	*
Mark A. Nerenhausen		1,000	*
William R. Nicholson		—	0.0%
Arnold Sevell		1,000	*
Orlando Sharpe		3,500	*
Seth M. Wise	(2)(3)	7,500	*
Shawn B. Pearson		2,619	*
Ahmad M. Wardak		15,000	*
Anthony M. Puleo		7,000	*
Jorge De La Osa		150	*
All directors and executive officers of the Company as of October 19, 2020, as a group (20 persons)		67,385,669	93.0%
5% Shareholders (not included above): Woodbridge Holdings Corporation	(1)(2)(3)	67,261,010	92.8%

* Less than 1 percent.

(1)	Woodbridge is a wholly-owned subsidiary of BVH. The number of shares beneficially owned by Woodbridge is as set forth in the Schedule 13G filed by Woodbridge and BVH with the SEC on February 8, 2018. Woodbridge and BVH disclosed in such Schedule 13G that they have shared voting and dispositive power over all 67,261,010 shares.

(2)	Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan and Mr. Wise may be deemed to control BVH by virtue of their collective ownership of shares of BVH’s Class A Common Stock and Class B Common Stock representing approximately 78% of the total voting power of BVH’s capital stock. As a result, the shares of the Company’s common stock held by Woodbridge (and beneficially owned by BVH) are also included in the beneficial ownership of each of Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan and Mr. Wise.

(3)	The address of each of Woodbridge, Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan and Mr. Wise is 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301.

OTHER MATTERS

As of the date of this Proxy Statement, the Company’s Board of Directors is not aware of any matters other than those described in this Proxy Statement which may be brought before the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL SHAREHOLDER MEETING

TO BE HELD ON NOVEMBER 18, 2020

This Proxy Statement and the Company’s Annual Report to Shareholders for the year ended December 31, 2019 are available at http://bluegreen.qesreports.com/BXG.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As previously described, Grant Thornton served as the Company’s independent registered public accounting firm for 2019 and 2018. A representative of Grant Thornton is expected to be present virtually at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

ADDITIONAL INFORMATION

“Householding” of Proxy Material.  The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or AST, the Company’s transfer agent, that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. However, the Company will deliver promptly upon written or oral request a separate copy of this Proxy Statement to a shareholder at a shared address to which a single Proxy Statement was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple proxy statements and would like to request delivery of a single proxy statement, please notify your broker if your shares are held in a brokerage account or AST if you are the record holder of your shares. You can notify AST by sending a written request to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, 2nd Floor, Brooklyn, New York 11219, Attention: Customer Service. You can also contact AST’s Customer Service department at (800) 937-5449.

Advance Notice Procedures. Under the Company’s Bylaws, no business may be brought before an annual meeting of shareholders unless it is specified in the notice of the annual meeting of shareholders or is otherwise brought before the annual meeting of shareholders by or at the direction of the Board of Directors or by a shareholder entitled to vote who has delivered written notice to the Company’s Secretary (containing certain information specified in the Company’s Bylaws about the shareholder and the proposed action) not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. However, if the date of the Company’s annual meeting of shareholders changes by more than 30 days from the date of the preceding year’s annual meeting of shareholders, written notice of the proposed business must be received by the Company within ten days after the Company first mails notice of or publicly discloses the date of the annual meeting of shareholders. For the Company’s 2021 Annual Meeting of Shareholders, the Company must receive written notice of proposed business from a shareholder (i) between July 21, 2021 and August 20, 2021 or (ii) if the Company’s 2021 Annual Meeting of Shareholders is held more than 30 days before or after November 18, 2021, within ten days after the Company first mails notice of or publicly discloses the date of the meeting. In addition, any shareholder who wishes to submit a nomination to the Board of Directors must deliver written notice of the nomination within the applicable time period set forth above and comply with the information requirements in the Company’s Bylaws relating to shareholder nominations. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement relating to the 2021 Annual Meeting of Shareholders.

Shareholder Proposals for the 2021 Annual Meeting of Shareholders.  Shareholders interested in submitting a proposal for inclusion in the proxy materials for the Company’s 2021 Annual Meeting of Shareholders may do so by following the procedures relating to shareholder proposals set forth in the rules and regulations promulgated under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by the Company’s Secretary at the Company’s principal executive offices by June 25, 2021 or, if the Company’s 2021 Annual Meeting of Shareholders is held more than 30 days before or after November 18, 2021, then by the deadline as set forth in a Company filing with the SEC, which will be a reasonable time before the Company begins to print and send its proxy materials.

Proxy Solicitation Costs.  The Company will bear the expense of soliciting proxies and of reimbursing brokers, banks and other nominees for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record by such persons. The Company does not currently intend to solicit proxies other than by use of the mail, but certain directors, officers and regular employees of the Company or its subsidiaries, without additional compensation, may solicit proxies personally or by telephone, fax, special letter or otherwise.

BY ORDER OF THE BOARD OF DIRECTORS

Alan B. Levan
Chairman, Chief Executive Officer and President

October 23, 2020

 Fold and detach the above Proxy Card here 

BLUEGREEN VACATIONS CORPORATION

Proxy
Common Stock

ANNUAL MEETING OF SHAREHOLDERS OF
BLUEGREEN VACATIONS CORPORATION
November 18, 2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Raymond S. Lopez and Adrienne Kelley, and each of them acting alone, with the power to appoint his or her substitute, proxy to represent the undersigned and vote as designated on the reverse all of the shares of common stock of Bluegreen Vacations Corporation held of record by the undersigned as of the close of business on October 19, 2020 at the Annual Meeting of Shareholders to be held on November 18, 2020 and at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

 Fold and detach the above Proxy Card here 

NOTE:Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

BLUEGREEN VACATIONS CORPORATION

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR ALL” OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1.

1.Election of thirteen directors, each for a term expiring at the Company’s 2021 Annual Meeting of Shareholders.

NOMINEES:

Alan B. LevanJoel Levy

John E. AbdoMark A. Nerenhausen

James R. Allmand, IIIWilliam R. Nicholson

Norman H. BeckerArnold Sevell

Lawrence A. CirilloOrlando Sharpe

Darwin DornbushSeth M. Wise

Jarett S. Levan

☐FOR ALL NOMINEES

☐WITHHOLD AUTHORITY FOR ALL NOMINEES

☐FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee's name(s) below.

2.In his or her discretion, the proxy is authorized to vote upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL" OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box below and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder: _______________________ Date: _________

Signature of Shareholder: _______________________ Date: _________